ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,909 5.90% Auto Receivables Backed Certificates
For the Year Ended December 31, 2000




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %
          ____________ ___________ ___________ ________ ____________ _______
 Jan-2000   4,134,523     290,613      93,749    2.00%    4,325,995    7.68%
 Feb-2000   3,494,360     270,284      58,826    1.34%    4,575,402    8.66%
 Mar-2000   3,993,439     253,104      59,633    1.47%    3,899,494    7.99%
 Apr-2000   4,160,089     233,469      57,468    1.54%    3,435,152    7.69%
 May-2000   3,349,009     213,016      68,670    2.02%    2,870,838    7.03%
 Jun-2000   3,464,250     196,550      14,487    0.47%    3,006,159    8.05%
 Jul-2000   3,259,486     179,517      (4,069)  -0.14%    2,659,334    7.81%
 Aug-2000   3,116,566     163,491     (25,907)  -1.01%    2,529,694    8.19%
 Sep-2000   2,869,934     148,168     (67,466)  -2.89%    2,411,591    8.61%
 Oct-2000   2,711,198     134,058      40,191    1.91%    2,249,221    8.89%
 Nov-2000   2,672,289     120,728      16,720    0.89%    2,052,668    9.08%
 Dec-2000   2,355,844     107,589       2,988    0.18%    2,058,483   10.19%
          ____________ ___________ ___________
   Totals  39,580,986   2,310,587     315,292

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.